PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	February 2,	January 27,
	2014	2013
Reconciliation of GAAP to Non-GAAP Net Income
Attributable to Photronics, Inc. Shareholders

GAAP net income attributable to Photronics, Inc. shareholders	$1,993	$2,323

(a) Joint venture transaction expenses, net of tax	437	—

Non-GAAP net income attributable to Photronics, Inc. shareholders	$2,430	$2,323

Reconciliation of GAAP to Non-GAAP Net Income
Applicable to Common Shareholders

Weighted average number of diluted shares outstanding

GAAP	62,136	61,095

Non-GAAP	62,136	61,095

Net income per diluted share

GAAP	$0.03	$0.04

Non-GAAP	$0.04	$0.04

(a)	Represents transaction expenses in connection with the pending joint venture with DNP Photomask Technology Taiwan Co., Ltd., a wholly-owned subsidiary of Dai Nippon Printing Co., Ltd.